FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Jennifer Martinez, 312/822-5167	James Anderson, 312/822-7757
Sarah Pang, 312/822-6394	David Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES FOURTH QUARTER 2012 NET OPERATING LOSS OF $7 MILLION INCLUDING $190 MILLION AFTER-TAX IMPACT FROM STORM SANDY

•	NET OPERATING INCOME OF $587 MILLION FOR 2012

•	BOOK VALUE PER SHARE OF $45.71, +7% FOR THE YEAR

•	QUARTERLY DIVIDEND INCREASED TO $0.20 PER SHARE
CHICAGO, February 11, 2013 --- CNA Financial Corporation (NYSE: CNA) today announced a net operating loss of $7 million and a net loss of $9 million, or $0.03 per common share, for the fourth quarter 2012. Full year 2012 net operating income was $587 million and net income was $628 million, or $2.18 and $2.33 per common share.
Property & Casualty Operations combined ratio for the fourth quarter and full year was 116.1% and 105.0%, respectively. Book value per common share was $45.71 at December 31, 2012 as compared with $42.66 at December 31, 2011.
CNA Financial also declared a quarterly dividend of $0.20 per share, payable March 7, 2013 to stockholders of record on February 21, 2013.

	Results for the Three Months Ended December 31 (a)		Results for the Year Ended December 31 (a)
($ millions, except for per share amounts)	2012	2011 (b)	2012	2011 (b)
Net operating income (loss)	$(7)	$192	$587	$610
Net income (loss)	(9)	193	628	612

Net operating income (loss) per diluted share	(0.03)	0.71	2.18	2.26
Net income (loss) per diluted share	(0.03)	0.71	2.33	2.27

	Dec. 31	Dec. 31
	2012	2011	Change
Book value per share	$45.71	$42.66	7%
Book value per share excluding AOCI	42.62	40.88	4

(a)
References to net operating income (loss), net realized investment gains (losses) and net income (loss) used in this press release reflect amounts attributable to CNA, unless otherwise noted. Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note K in the Condensed Consolidated Financial Statements within the September 30, 2012 Form 10-Q for further discussion of this measure.

(b)
The Company has adjusted its previously reported financial information included herein to reflect a retrospective change in accounting guidance for deferred acquisition costs. Financial information included herein gives effect to this adjustment. For the three and twelve months ended December 31, 2011, the impacts of adopting the new accounting standard were a $1 million increase and $4 million decrease in Net operating income, a $3 million increase and $2 million decrease in Net income and $0.01 increase and a $0.01 decrease in Net income per diluted share. Book value per share at December 31, 2011 decreased $0.26.

Property & Casualty Operations' net operating income was $60 million for the fourth quarter of 2012 as compared with $345 million in the prior year quarter. This decrease was primarily due to the impact of losses from Storm Sandy as well as a decreased level of favorable net prior year development. This was partially offset by higher net investment income. The Storm Sandy impact for the fourth quarter of 2012, including reinstatement premiums, was $190 million after-tax as compared with catastrophe losses of $11 million after-tax in the prior year quarter.
Net operating results for our non-core segments improved $86 million as compared with the prior year quarter. Results in the Life & Group Non-Core segment were negatively affected by a $24 million after-tax charge in the fourth quarter of 2012 as compared with a $115 million after-tax charge in the prior year quarter due to unlocking actuarial assumptions in the payout annuity business.
Pretax net investment income increased to $563 million for the fourth quarter of 2012 as compared with $523 million in the prior year quarter. This increase was primarily driven by limited partnership investments which produced income of $67 million in the fourth quarter of 2012 as compared with $16 million in the prior year quarter.
Full Year 2012 Consolidated Results
Net operating income for the full year 2012 decreased $23 million as compared with the prior year. Property & Casualty Operations' net operating income was $758 million for the full year as compared with $884 million in the prior year. Similar to the drivers for the fourth quarter, this decrease was primarily due to higher catastrophe losses and decreased favorable net prior year development, partially offset by higher net investment income. The catastrophe losses for the full year, including reinstatement premiums, were $270 million after-tax as compared with $144 million after-tax in the prior year. Net operating results for our non-core segments improved $103 million as compared with the prior year, primarily due to lower after-tax charges associated with unlocking actuarial assumptions in the payout annuity business.
Pretax net investment income increased to $2,282 million for the year as compared with $2,054 million in the prior year. This increase was primarily driven by limited partnership investments.
After-tax net realized investment gains increased to $41 million for the year as compared with $3 million for the prior year, driven by lower other-than-temporary impairment (OTTI) losses recognized in earnings.

Property & Casualty Operations
“Our results in the fourth quarter were materially affected by Storm Sandy. In addition, our track record of continuously improving our accident year loss ratio was slowed by a number of large non-cat losses in this year's fourth quarter. We did drive meaningful rate increases across our P&C portfolio and expect to show renewed progress toward our longer term goals throughout 2013,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation.
“In Specialty, we continued to produce solid underwriting results while addressing an upward trend in the non-catastrophe accident year loss ratio with rate increases and tighter underwriting standards. In our Commercial segment, our progress slowed this quarter, but we are confident that our underwriting actions coupled with rate increases, which were sustained at 8% again this quarter, will drive expanding margins throughout 2013.”

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
Net written premiums	$1,609	$1,506	$6,414	$6,222
NWP Growth (% year over year)	7%	3%	3%	5%
Net operating income	60	345	758	884

Loss ratio	80.9%	53.5%	70.8%	65.5%
Effect of catastrophe impacts	(16.7)	(1.1)	(6.4)	(3.7)
Effect of development-related items	4.1	16.1	3.3	7.0
Loss ratio excluding catastrophes and development	68.3%	68.5%	67.7%	68.8%

Combined ratio	116.1%	87.2%	105.0%	98.5%
Combined ratio excluding catastrophes and development	103.2%	102.2%	101.9%	101.8%

Business Operating Highlights
CNA Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
Net written premiums	$718	$700	$2,924	$2,872
NWP Growth (% year over year)	3%	3%	2%	7%
Net operating income	130	191	504	517

Loss ratio	61.8%	46.3%	63.2%	59.3%
Effect of catastrophe impacts	(1.4)	(0.6)	(0.6)	(0.5)
Effect of development-related items	8.0	20.1	5.1	8.4
Loss ratio excluding catastrophes and development	68.4%	65.8%	67.7%	67.2%

Combined ratio	93.9%	77.8%	94.8%	89.9%
Combined ratio excluding catastrophes and development	100.5%	97.3%	99.3%	97.8%

•
Net written premiums increased $18 million for the fourth quarter of 2012 as compared with the prior year quarter. This increase was primarily driven by continued positive rate achievement. Average rate increased 6% for the fourth quarter of 2012 as compared with an increase of 1% for the prior year quarter for the policies that renewed in each period. Retention of 86% and 88% was achieved in each respective period.

•
Net operating income decreased $61 million for the fourth quarter of 2012 as compared with the prior year quarter. This decrease was primarily due to a lower level of favorable net prior year development and current accident year underwriting results, partially offset by higher net investment income.

•
The combined ratio increased 16.1 points for the fourth quarter of 2012 as compared with the prior year quarter. The loss ratio increased 15.5 points, due to the impact of less favorable net prior year development and a higher current accident year loss ratio, primarily due to a large loss.

CNA Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
Net written premiums	$830	$806	$3,373	$3,350
NWP Growth (% year over year)	3%	4%	1%	4%
Net operating income (loss)	(44)	154	277	367

Loss ratio	96.6%	59.6%	77.9%	70.9%
Effect of catastrophe impacts	(28.2)	(1.6)	(10.9)	(6.4)
Effect of development-related items	1.2	12.8	1.6	5.7
Loss ratio excluding catastrophes and development	69.6%	70.8%	68.6%	70.2%

Combined ratio	132.7%	95.1%	113.5%	105.8%
Combined ratio excluding catastrophes and development	105.6%	106.3%	104.1%	105.1%

•
Net written premiums increased $24 million, or 3%, for the fourth quarter of 2012 as compared with the prior year quarter. Excluding the impact of First Insurance Company of Hawaii (FICOH), which was sold in the fourth quarter of 2011, net written premiums increased 5%, primarily driven by continued positive rate achievement. Average rate increased 8% for the fourth quarter of 2012, as compared with an increase of 3% for the prior year quarter for the policies that renewed in each period. Retention of 78% and 80% was achieved in each respective period.

•
Net operating results decreased $198 million for the fourth quarter of 2012 as compared with the prior year quarter. The decrease was primarily due to higher catastrophe losses and decreased favorable net prior year development.

•
The combined ratio increased 37.6 points for the fourth quarter of 2012 as compared with the prior year quarter. The loss ratio increased 37.0 points, primarily due to the impacts of higher catastrophe losses and less favorable net prior year development. The expense ratio increased 0.7 points, driven by increased acquisition expenses.

Hardy

	Results for the Three Months Ended December 31	Results from acquisition to December 31
($ millions)	2012	2012
Net written premiums	$61	$117
Net operating loss	(26)	(23)

Loss ratio	91.2%	60.3%
Effect of catastrophe impacts	(37.0)	(17.3)
Effect of development-related items	(2.8)	4.0
Loss ratio excluding catastrophes and development	51.4%	47.0%

Combined ratio	153.8%	117.5%
Combined ratio excluding catastrophes and development	105.8%	100.1%

•
Net written premiums were reduced by reinstatement premiums of $9 million related to Storm Sandy. Average rate remained flat for the fourth quarter of 2012 for the policies that renewed in the period. Retention of 63% was achieved in the period. The overall retention was reduced by the Property Treaty business unit, where retention was 29%, as we refocus and rebuild this business.

•
Net operating loss was $26 million for the fourth quarter of 2012. Storm Sandy losses, including the impact of reinstatement premiums, were $25 million after-tax. These losses added 37.0 points to the loss ratio and 45.2 points to Hardy's fourth quarter 2012 combined ratio.

•	The combined ratio excluding catastrophes and prior year development was 105.8% for the fourth quarter of 2012, including 10.3 points from two large non-catastrophe property losses.
Life & Group Non-Core

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
Operating revenues	$359	$341	$1,395	$1,341
Total claims, benefits and expenses	457	590	1,617	1,719
Net operating loss	(52)	(157)	(90)	(208)

Reserve strengthening (after-tax)	44	148	44	148

•
Net operating results improved $105 million for the fourth quarter of 2012 as compared with the prior year quarter. The results included the unfavorable impact of a $24 million after-tax charge in the fourth quarter of 2012 as compared with a $115 million after-tax charge in the prior year quarter related to our payout annuity business, due to unlocking actuarial reserve assumptions. The increase in the related reserves in the fourth quarter of 2012 reflects the current low interest rate environment and our view of expected future investment yields. The reserve increase in the prior year quarter related to changes in both mortality and investment income assumptions. Additionally, long term care claim reserves were increased by $20 million after-tax in the fourth quarter of 2012 and $33 million after-tax in the prior year quarter.

Corporate & Other Non-Core

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
Operating revenues	$9	$9	$45	$36
Total claims, benefits and expenses	36	39	167	170
Net operating income (loss)	(15)	4	(81)	(66)

•
Net operating results decreased $19 million for the fourth quarter of 2012 as compared with the prior year quarter. This decrease was driven by the favorable $22 million impact in 2011 of a prior year tax amount.

•	Both quarterly periods benefited from a modest amount of favorable reserve development as CNA Re and other run-off business continues to progress smoothly.

Net Operating Income (Loss)

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
CNA Specialty	$130	$191	$504	$517
CNA Commercial	(44)	154	277	367
Hardy	(26)		(23)
Total P&C Operations	60	345	758	884
Life & Group Non-Core	(52)	(157)	(90)	(208)
Corporate & Other Non-Core	(15)	4	(81)	(66)
Total	$(7)	$192	$587	$610
Net Income (Loss)

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
CNA Specialty	$131	$183	$517	$514
CNA Commercial	(39)	159	304	381
Hardy	(26)		(24)
Total P&C Operations	66	342	797	895
Life & Group Non-Core	(61)	(157)	(90)	(213)
Corporate & Other Non-Core	(14)	8	(79)	(69)
Discontinued operations	—	—	—	(1)
Total	$(9)	$193	$628	$612
Property & Casualty Operations Gross Written Premiums

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
CNA Specialty	$1,205	$1,126	$4,875	$4,474
CNA Commercial	873	859	3,588	3,599
Hardy	89		176
Total P&C Operations	$2,167	$1,985	$8,639	$8,073
Property & Casualty Operations Net Written Premiums

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2012	2011	2012	2011
CNA Specialty	$718	$700	$2,924	$2,872
CNA Commercial	830	806	3,373	3,350
Hardy	61		117
Total P&C Operations	$1,609	$1,506	$6,414	$6,222

About the Company
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 556-4997, or for international callers, (719) 325-2429. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through February 18, 2013 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 9134239. The replay will also be available on CNA's website. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
Definition of Reported Segments
CNA Specialty provides professional and management liability, surety and other property and casualty coverages and services, which include warranty and service contracts. Specialty products are sold both domestically and abroad, through brokers, independent agencies and managing general underwriters.
CNA Commercial works with an independent agency distribution system and brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations domestically and abroad.
Hardy, a specialized Lloyd's of London (Lloyd's) underwriter, was acquired on July 2, 2012. Through Lloyd's Syndicate 382, Hardy underwrites primarily short-tail exposures in marine and aviation, non-marine property, specialty lines and property treaty reinsurance. The results of Hardy for the period from July 2, 2012 to December 31, 2012 are included in the results of our core property and casualty insurance operations as a separate segment.
Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the individual and group long term care businesses.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In evaluating the results of CNA Specialty, CNA Commercial and Hardy, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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